Exhibit 99.2

PRESS RELEASE

DICK'S Sporting Goods Announces Leadership Changes

•	André Hawaux announced retirement

•	Lauren Hobart named President

•	Keri Jones to join the Company as Chief Merchant

•	Donald Germano to re-join the Company to lead Stores

PITTSBURGH, May 11, 2017 - DICK'S Sporting Goods, Inc. (NYSE: DKS) announced today a number of leadership changes.

André Hawaux is retiring from his position as Executive Vice President, Chief Operating Officer. Mr. Hawaux will remain with the Company through the second quarter of 2017.

"André has been an instrumental member of our executive leadership team and has played a key role in executing our strategic plan,” said Edward Stack, Chairman and CEO. “I am thankful to him for his dedicated service and for his continued partnership to facilitate a smooth transition."

Lauren Hobart has been appointed President of DICK'S Sporting Goods effective immediately, reporting to Edward Stack. As President, Ms. Hobart will continue to lead the Company's customer and digital efforts, overseeing Marketing, eCommerce and DICK'S Team Sports HQ, and will assume responsibility for the Stores. Ms. Hobart joined DICK'S in February 2011 as Senior Vice President, Chief Marketing Officer and was promoted to Executive Vice President, Chief Marketing Officer in 2015, with responsibility over DICK'S, Golf Galaxy and Field & Stream marketing. Most recently she served as Executive Vice President, Chief Customer & Digital officer. Ms. Hobart also serves as President of The DICK'S Sporting Goods Foundation, as well as on the Board of Directors for Sonic Corp.

Prior to DICK'S, Ms. Hobart spent 14 years at PepsiCo in various strategic planning and marketing roles, culminating in serving as Chief Marketing Officer of Carbonated Soft Drinks in North America. Prior to that, she spent five years in banking at Wells Fargo and JPMorgan Chase. Ms. Hobart is a graduate of The University of Pennsylvania and holds an MBA from Stanford University.

"I am delighted to announce Lauren's appointment to President. In her six years with the Company, she has proven to be an invaluable and inspirational leader," said Edward Stack, Chairman and CEO. "Lauren is credited with elevating the DICK'S brand, leading the development of DICK'S Team Sports HQ and building the Calia by Carrie Underwood brand. She also was instrumental in the creation of The DICK'S Sporting Goods Foundation. Lauren's extensive leadership experience will be essential to the continued growth and success of the Company."

Mr. Stack continued, "Importantly, Lauren's appointment will further our efforts to drive omni-channel consumer engagement, while creating a more efficient and focused organization."

Keri Jones will join the Company on May 22, 2017 as Executive Vice President, Chief Merchant, reporting to Edward Stack. In this capacity, Ms. Jones will be responsible for the strategy and execution of the Company's Merchandising, Product Development and Merchandise Planning, Allocation and Replenishment organizations.

Ms. Jones joins DICK'S following an impressive 30-year career in retail. Prior to joining the Company, she held a variety of leadership positions at Target Corporation, including Vice President, General Merchandising Manager of Toys and Sporting Goods, Senior Vice President of Health and Beauty, Executive Vice President of Merchandising Planning and Operations, and most recently as Executive Vice President of Global Supply Chain.

Mr. Stack noted that, "We are pleased to welcome Keri to DICK'S Sporting Goods and look forward to benefiting from her extensive retail experience as we execute our new merchandising strategy."

Don Germano, who led the Company's Stores organization from 2010 through 2013, will re-join DICK'S on May 30, 2017 as Senior Vice President, Operations, reporting to Lauren Hobart. In this capacity, Mr. Germano will lead the Company's Stores organization, including Store leadership, environment and operations.

Most recently, Mr. Germano served as President of the Follett Higher Education Group. Prior to his time at DICK'S, he held a number of leadership positions at Sears Holdings, Kmart and Nabisco.

Mr. Stack added that, "We are pleased to welcome back Don to DICK'S Sporting Goods. Don is a strong leader with a deep background in retail operations."

About DICK'S Sporting Goods, Inc.
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of April 29, 2017, the Company operated more than 690 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear. Headquartered in Pittsburgh, PA, DICK'S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as DICK'S Team Sports HQ, an all-in-one youth sports digital platform offering free league management services, mobile apps for scheduling, communications and live scorekeeping, custom uniforms and FanWear and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront.  For more information, visit the Press Room or Investor Relations pages at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
(724) 273-3400 or investors@dcsg.com

Media Relations:
(724) 273-5552 or press@dcsg.com
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